      Press Release

AmeriGas Reports Second Quarter Results
May 6, 2019

VALLEY FORGE, PA - AmeriGas Propane, Inc., the general partner of AmeriGas Partners, L.P. (the "Partnership," NYSE: APU), today reported financial results for the fiscal quarter ended March 31, 2019.
HIGHLIGHTS

•	GAAP net income of $219.1 million, compared with $191.8 million in the prior-year period; adjusted net income of $203.1 million, compared with $222.7 million in the prior-year period

•	Adjusted EBITDA of $290.3 million, compared with $309.5 million in the prior-year period

•	AmeriGas expects to be at the low end of its fiscal 2019 Adjusted EBITDA guidance range of $610 million - $650 million
Hugh J. Gallagher, president and chief executive officer of AmeriGas, said, "Overall, AmeriGas experienced weather that was colder than the prior year, however our results were impacted by warm weather during the critical heating months in the southeastern U.S. During the quarter, we remained focused on our growth drivers and built on our history of solid volume and customer additions in our Cylinder Exchange and National Accounts programs. Our team did a great job managing expenses throughout the entire heating season and we continue to look for additional opportunities to improve efficiencies. AmeriGas remains on pace to deliver adjusted EBITDA towards the low end of its guidance range.
Lastly, as announced in April, UGI has entered into an agreement to acquire the common units of AmeriGas owned by the public (the "merger transaction"). The merger transaction will strengthen AmeriGas, provide our unitholders an opportunity to share in the growth of a large, diversified energy company, and is a great outcome for our customers, employees and the communities we serve. The merger transaction, subject to a unitholder vote, is expected to close in our fiscal fourth quarter."
KEY DRIVERS OF SECOND QUARTER RESULTS

•	While degree days for the quarter were 4% colder than normal and 5% colder than last year, January and February were a combined 17% warmer than normal in the southeastern U.S.

•	Retail volumes sold decreased by 4% primarily due to warm weather in the southeastern U.S. during critical heating months

•	Our National Accounts and Cylinder Exchange programs continued to show solid volume growth, with volumes up over 6% and 7%, respectively, from last year
EARNINGS CALL and WEBCAST
AmeriGas Partners, L.P. will hold a live Internet Audio Webcast of its conference call to discuss second quarter earnings and other current activities at 9:00 AM ET on Tuesday, May 7, 2019. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investors.amerigas.com/investor-relations/events-presentations or at the company website https://www.amerigas.com under Investor Relations. A telephonic replay will be available from 2:00 PM ET on May 7th through 11:59 PM on May 14th. The replay may be accessed at (855) 859-2056, and internationally at 1-404-537-3406, conference ID 7280626.

CONTACT INVESTOR RELATIONS
610-337-1000
Brendan Heck, ext. 6608

Alanna Zahora, ext. 1004
Shelly Oates, ext. 3202

ABOUT AMERIGAS
AmeriGas is the nation’s largest retail propane marketer, serving over 1.7 million customers in all 50 states from approximately 1,900 distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of the Partnership and the public owns the remaining 74%. Comprehensive information about AmeriGas is available on the Internet at https://www.amerigas.com

USE OF NON-GAAP MEASURES
The Partnership’s management uses certain non-GAAP financial measures, including adjusted total margin, EBITDA, Adjusted EBITDA and adjusted net income (loss) attributable to AmeriGas Partners, L.P., when evaluating the Partnership’s overall performance. These financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures.
Management believes earnings before interest, income taxes, depreciation and amortization (“EBITDA”), as adjusted for the effects of gains and losses on commodity derivative instruments not associated with current-period transactions and other gains and losses that competitors do not necessarily have ("Adjusted EBITDA"), is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with that of other companies within the propane industry and (2) assess the Partnership’s ability to meet loan covenants. The Partnership’s definition of Adjusted EBITDA may be different from those used by other companies. Management uses Adjusted EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes, the effects of gains and losses on commodity derivative instruments not associated with current-period transactions or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization, gains and losses on commodity derivative instruments not associated with current-period transactions and other gains and losses that competitors do not necessarily have from Adjusted EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P. for the relevant periods. Management also uses Adjusted EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s Adjusted EBITDA to assess the profitability of the Partnership, which is one of UGI Corporation’s industry segments. UGI Corporation discloses the Partnership’s Adjusted EBITDA as the profitability measure for its domestic propane segment.
Management believes the presentation of other non-GAAP financial measures, comprised of adjusted total margin and adjusted net income (loss) attributable to AmeriGas Partners, L.P., provide useful information to investors to more effectively evaluate the period-over-period results of operations of the Partnership. Management uses these non-GAAP financial measures because they eliminate the impact of (1) gains and losses on commodity derivative instruments that are not associated with current-period transactions and (2) other gains and losses that competitors do not necessarily have to provide insight into the comparison of period-over-period profitability to that of other master limited partnerships.
Reconciliations of adjusted total margin, EBITDA, Adjusted EBITDA and adjusted net income attributable to AmeriGas Partners, L.P. to the most directly comparable financial measure calculated and presented in accordance with GAAP are presented at the end of this press release.

USE OF FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, liability for uninsured claims and for claims in excess of insurance coverage, political, economic and regulatory conditions in the U.S. and abroad, the availability, timing and success of our acquisitions, commercial initiatives and investments to grow our business, our ability to successfully integrate acquisitions and achieve anticipated synergies, the interruption, disruption, failure, malfunction or breach of our information technology systems, including due to cyber-attack, the failure to realize the anticipated benefits of the merger transaction, the possible diversion of management time on issues related to the merger transaction, the risk that the requisite approvals to complete the merger transaction are not obtained, and the potential need to address any reviews, investigations or other proceedings by governmental authorities or unitholder actions. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

REPORT OF EARNINGS
AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,		Twelve Months Ended March 31,
	2019	2018	2019	2018	2019	2018
Revenues:
Propane	$899,893	$967,789	$1,642,793	$1,679,253	$2,509,334	$2,462,929
Other	71,698	72,543	149,011	148,375	277,820	277,368
	971,591	1,040,332	1,791,804	1,827,628	2,787,154	2,740,297
Costs and expenses:
Cost of sales — propane	399,857	495,644	835,272	839,995	1,210,893	1,149,772
Cost of sales — other	18,229	19,284	39,815	40,278	86,113	82,980
Operating and administrative expenses	249,930	251,449	485,068	481,788	926,344	930,113
Impairment of tradenames and trademarks	—	—	—	—	75,000	—
Depreciation and amortization	44,269	45,151	89,978	92,575	183,156	193,457
Other operating income, net	(5,358)	(7,013)	(11,077)	(11,650)	(23,800)	(21,030)
	706,927	804,515	1,439,056	1,442,986	2,457,706	2,335,292
Operating income	264,664	235,817	352,748	384,642	329,448	405,005
Loss on extinguishments of debt	—	—	—	—	—	(4,434)
Interest expense	(42,214)	(40,995)	(84,568)	(81,572)	(166,121)	(161,779)
Income before income taxes	222,450	194,822	268,180	303,070	163,327	238,792
Income tax expense	(697)	(656)	(1,106)	(3,034)	(2,287)	(3,585)
Net income including noncontrolling interest	221,753	194,166	267,074	300,036	161,040	235,207
Deduct net income attributable to noncontrolling interest	(2,619)	(2,342)	(3,454)	(3,791)	(3,143)	(3,945)
Net income attributable to AmeriGas Partners, L.P.	$219,134	$191,824	$263,620	$296,245	$157,897	$231,262
General partner’s interest in net income attributable to AmeriGas Partners, L.P.	$13,753	$13,249	$25,529	$25,621	$47,134	$47,629
Limited partners’ interest in net income attributable to AmeriGas Partners, L.P.	$205,381	$178,575	$238,091	$270,624	$110,763	$183,633
Income per limited partner unit (a)
Basic	$1.59	$1.44	$2.24	$2.41	$1.19	$1.97
Diluted	$1.59	$1.44	$2.24	$2.41	$1.19	$1.97
Weighted average limited partner units outstanding:
Basic	93,080	93,035	93,072	93,027	93,065	93,021
Diluted	93,110	93,074	93,118	93,079	93,114	93,075
SUPPLEMENTAL INFORMATION:
Retail gallons sold (millions)	383.6	398.5	693.9	703.5	1,071.7	1,082.0
Wholesale gallons sold (millions)	28.3	20.0	50.2	37.0	75.5	56.6
Total margin (b)	$553,505	$525,404	$916,717	$947,355	$1,490,148	$1,507,545
Adjusted total margin (c)	$536,366	$556,592	$978,080	$977,792	$1,508,601	$1,504,031
EBITDA (c)	$306,314	$278,626	$439,272	$473,426	$509,461	$590,083
Adjusted EBITDA (c)	$290,269	$309,499	$500,936	$503,556	$602,890	$598,508
Adjusted net income attributable to AmeriGas Partners, L.P. (c)	$203,089	$222,697	$325,284	$326,375	$251,326	$239,687
Expenditures for property, plant and equipment:
Maintenance capital expenditures	$13,692	$11,462	$29,890	$21,567	$61,259	$44,169
Growth capital expenditures	$12,139	$12,149	$26,953	$25,629	$49,649	$47,575

(a)
Income per limited partner unit is computed in accordance with accounting guidance regarding the application of the two-class method for determining earnings per share as it relates to master limited partnerships. Refer to Note 2 to the consolidated financial statements included in the AmeriGas Partners, L.P. Annual Report on Form 10-K for the fiscal year ended September 30, 2018.

(b)	Total margin represents "Total revenues" less "Cost of sales — propane" and "Cost of sales — other."

(c)	The Partnership’s management uses certain non-GAAP financial measures, including adjusted total margin, EBITDA, Adjusted EBITDA, and adjusted net income attributable to AmeriGas Partners, L.P.

GAAP / NON-GAAP RECONCILIATION
(Thousands)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,		Twelve Months Ended March 31,
	2019	2018	2019	2018	2019	2018
Adjusted total margin:
Total revenues	$971,591	$1,040,332	$1,791,804	$1,827,628	$2,787,154	$2,740,297
Cost of sales — propane	(399,857)	(495,644)	(835,272)	(839,995)	(1,210,893)	(1,149,772)
Cost of sales — other	(18,229)	(19,284)	(39,815)	(40,278)	(86,113)	(82,980)
Total margin	553,505	525,404	916,717	947,355	1,490,148	1,507,545
(Subtract net gains) add net losses on commodity derivative instruments not associated with current-period transactions	(17,139)	31,188	61,363	30,437	18,453	(3,514)
Adjusted total margin	$536,366	$556,592	$978,080	$977,792	$1,508,601	$1,504,031

Adjusted net income attributable to AmeriGas Partners, L.P.:
Net income attributable to AmeriGas Partners, L.P.	$219,134	$191,824	$263,620	$296,245	$157,897	$231,262
(Subtract net gains) add net losses on commodity derivative instruments not associated with current-period transactions	(17,139)	31,188	61,363	30,437	18,453	(3,514)
Impairment of Heritage tradenames and trademarks	—	—	—	—	75,000	—
Loss on extinguishments of debt	—	—	—	—	—	4,434
MGP environmental accrual	—	—	—	—	—	7,545
Merger expenses	930	—	930	—	930	—
Noncontrolling interest in net gains (losses) on commodity derivative instruments not associated with current-period transactions, impairment of Heritage tradenames and trademarks, MGP environmental accrual and merger expenses	164	(315)	(629)	(307)	(954)	(40)
Adjusted net income attributable to AmeriGas Partners, L.P.	$203,089	$222,697	$325,284	$326,375	$251,326	$239,687

EBITDA and Adjusted EBITDA:
Net income attributable to AmeriGas Partners, L.P.	$219,134	$191,824	$263,620	$296,245	$157,897	$231,262
Income tax expense	697	656	1,106	3,034	2,287	3,585
Interest expense	42,214	40,995	84,568	81,572	166,121	161,779
Depreciation and amortization	44,269	45,151	89,978	92,575	183,156	193,457
EBITDA	306,314	278,626	439,272	473,426	509,461	590,083
(Subtract net gains) add net losses on commodity derivative instruments not associated with current-period transactions	(17,139)	31,188	61,363	30,437	18,453	(3,514)
Impairment of Heritage tradenames and trademarks	—	—	—	—	75,000	—
Loss on extinguishments of debt	—	—	—	—	—	4,434
MGP environmental accrual	—	—	—	—	—	7,545
Merger expenses	930	—	930	—	930	—
Noncontrolling interest in net gains (losses) on commodity derivative instruments not associated with current-period transactions, impairment of Heritage tradenames and trademarks, MGP environmental accrual and merger expenses	164	(315)	(629)	(307)	(954)	(40)
Adjusted EBITDA	$290,269	$309,499	$500,936	$503,556	$602,890	$598,508